This Separation Agreement, dated as of July 14, 2006 (the “Separation Agreement”), is made by and between Golden Telecom Group, Inc., a Delaware corporation (the “Company”), and Derek A. Bloom, a citizen of the United States of America (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Employee has been employed by the Company as Senior Vice President, General Counsel and Corporate Secretary pursuant to an Employment Agreement, dated December 23, 2005, made by and between the Company and the Employee (the “Agreement”);

WHEREAS, the Employee and the Company desire to reach an amicable resolution concerning the Employee’s employment relationship with the Company and the termination thereof,

WHEREAS, the Company wishes to provide additional consideration to the Employee in exchange for the covenants of the Employee hereunder;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Termination of Employment. The Company and the Employee have mutually agreed, in connection with the restructuring of certain departments within the Company at the direction of the Company’s Chief Executive Officer, that the Employee’s employment with the Company shall be terminated without cause and the Company shall pay to the Employee the severance benefits set forth in this Separation Agreement. The Employee’s last day of employment with the Company shall be October 14, 2006 (the “Separation Date”) upon expiration of the ninety (90) day notice period provided for in the Agreement. The Company, and the Employee have agreed that the Employee shall continue to use the office he has been using and the Company e-mail system until August 18 during which time the Employee shall transition his responsibilities to his successors. The Company shall continue to provide the Employee with salary and benefits through the Separation Date and the Employee shall continue to be available to transition matters to successors until the Separation Date. As of July 14, 2006, the Employee is no longer authorized to enter into any contracts that bind the Company or create obligations on the part of the Company.

2. Agreement Obligations.

The Company will continue to provide the Employee with the following:

(i) Base salary payments to be paid through the Separation Date in accordance with the Company’s usual and customary payroll practices and procedures, assuming a pro-rated continuation of the Employee’s annual compensation of $300,000;

(ii) Employee benefits through the Separation Date, provided that the Company reserves the right to amend, suspend, or terminate such employee benefits to the extent such amendment, suspension, or termination is applicable to similarly situated participants, and further provided that such employee benefits will cease upon the Employee’s receipt of comparable benefits or coverage from a subsequent employer prior to the Separation Date:

(iii) Incentive Bonus for the 2006 fiscal year in the amount of US$105,000 (one hundred and five thousand US dollars);

(iv) Reimbursement for any appropriate and reasonable business expenses in accordance with the Company’s usual and customary practices and procedures, provided that the Employee provides proper documentation of such expenses and submits the reimbursement request prior to the Separation Date.

3. Additional Consideration to the Employee. In addition to the payments and benefits set forth above, and in further consideration of the Employee’s covenants and obligations contained in this Separation Agreement, and subject to the Employee’s execution of the Mutual Release attached hereto as Exhibit A, the Company will provide the Employee with the following (subject to Section 7 below):

(i) A separation payment in a gross amount totaling US$300,000 (three hundred thousand US dollars);

(ii) An additional payment of US$83,400 (eighty three thousand and four hundred US dollars) in lieu of shares of restricted stock in Golden Telecom, Inc. that may have vested following the Separation Date; and

(iii) An additional payment of US$26,500 (twenty-six thousand five hundred and U. S. dollars) which amount is equal to the value of the Employee’s unused vacation during the course of his employment with the Company; and

(iv) Reimbursement for the cost of continuing the Company’s medical, dental, and health insurance coverage for the twelve-month period following the Separation Date or ceasing upon such earlier date upon which the Employee receives comparable benefits or coverage from a subsequent employer (such continued coverage to run concurrently with any continued coverage requirements under the law known as “COBRA” or similar national, local, or state laws); and

(v) A single lump sum payment of US$25,000 (twenty-five thousand US dollars) which amount represents the estimated cost of moving the Employee’s household goods and pets from Moscow to Vienna, Virginia with an additional grossed up amount sufficient to provide the Employee with net funds (after payment of U.S. federal, state and local income taxes on such additional gross amount) equal to the additional federal, state or local income tax liability imposed on the Employee as a result of the payment of this cost of moving; and

(vi) payment of the tuition for the Employee’s son to attend the Anglo-American School during the school year commencing in August 2006, as provided for in the Agreement;

(vii) Reimbursement of the cost of one way business class tickets for the Employee and his spouse grossed up for United States federal, state and local income taxes in the manner provided for in 3(v) above; and

(viii) Expenses up to $25,000 for a global outplacement firm to work with the Employee until such time as the Employee has found suitable new employment, to be paid not to the Employee but to such an outplacement firm; and

(ix) The use of the company car and driver currently used by the Employee as of the date of this Agreement until January 12, 2007, and the right to buy the company car currently used by the Employee, in his own name or the name of his spouse for car registration purposes, as soon as practicable in January 2007 for a price equal to the remaining book value of the car as of December 31, 2006; and

(x) The use of the portable computer and mobile phone used by the Employee as of the date of this Agreement until January 12, 2007 subject to a limit of $200 per month for phone charges, and the right to buy the computer and mobile phone currently used by the Employee at any time prior to January 12, 2007 for a price equal to the remaining book value of the computer and mobile phone; and

(xi) Reimbursement of the premium for life insurance coverage in the amount of $1,000,000 coverage from the Separation Date until January 12, 2007; and

(xii) Continuing personal property insurance coverage in Moscow until January 12, 2007 in the amounts and on the terms as currently provided by the Company; and

(xiii) Continuing visa and registration support for the Employee and his family through January 12, 2007; and

(xiv) The right for the Employee to purchase from the Company for $2,500 prior to January 12, 2007 that certain office furniture used by the Employee that was earlier acquired by the Company at the Employee’s request.

Payments to the Employee to be made under Section 2 and Section 3 of this Separation Agreement, shall be made by the Company to the Employee by July 31, 2006.

4. Company Car. The Employee will deliver to the Company, and the Company will take possession of, the company car in the Employee’s possession (including all car keys) no later than January 12, 2007 if the Employee has not elected to purchase the car during January 2007.

5. Tax Equalization and Assistance In Preparation of Tax Declarations.  In accordance with Golden Telecom, Inc.’s Expatriate Tax Protection Policy (“Policy”), and pursuant to relevant laws in the “host country” and “home country”, as defined in the Policy, any estimated federal, state, local, and other taxes owed in the host and home countries by the Company under the Policy will be paid in accordance with this Section.

Within thirty (30) days following the Employee’s Separation Date, the Tax Advisor will determine an estimate of the correct amount of the liability owed by the Company pursuant to the Policy (“Tax Equalization Liability”) for the time period during which the Employee was Employed by the Company (“Employed”). Once the Tax Advisor has determined an estimate of the correct amount of Tax Equalization Liability owed for the time period during which the Employee was Employed by the Company, then the Company or the Employee within thirty (30) days of receiving written notification of such Tax Equalization Liability, will, at the Employee’s option, provide full Tax Equalization Liability reimbursement to the other party or will directly pay the Tax Equalization Liability amounts to the relevant governmental authorities.  All payments from the Company pursuant this Agreement and the Policy will be considered “Company Income” under the Policy, and will be subject to applicable protections, payments, reimbursements, and gross-ups under the Policy.

Pursuant to the Policy and in accordance with this Section, the Company will continue to provide professional tax and accounting assistance in the preparation of relevant home and host country tax filings (federal, state, and local) and home and host country tax payments (federal, state, and local), as necessary, for tax years 2005 and 2006 with regard to any and all Company Income and Personal Income earned by the Employee. During the preparation of the 2006 home and host country tax filings, if it is determined that the Company has additional Tax Equalization Liability pursuant to the Policy or this Agreement, reimbursements or payments by the Company shall be made in accordance with this Section.

For purposes of this Section, “Employment” or “Employ” includes all time periods the Employee received or will receive compensation from the Company. For purposes of this Section, the “Tax Equalization Liability” calculation by the Tax Advisor will include tax on all payments or reimbursements of all “home country” and “host country” taxes and gross-ups as defined within the Policy. For purposes of this section, “Tax Advisor” as defined here and in the Policy, will be Ernst & Young in the host country and the home country, and the Company will inform the Employee of the relevant tax advisors from Ernst & Young in both the host country and home country.

6. Withholdings; All payments made under this Separation Agreement will be subject to any required tax withholdings subject to Section 5 above.

7. Mutual Release. As a condition to the receipt of the benefits set forth in Section 3 above, the Employee must execute the Mutual Release attached hereto as Exhibit A and such Mutual Release must become irrevocably effective.

8. Non-Disparagement. The Employee will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company, or any of its current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, parents, subsidiaries, or successors, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials, and materials or information displayed on Internet-related sites; provided that this provision will not apply to the extent the Employee is seeking to enforce his rights under this Separation Agreement. The Company will not authorize its current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, subsidiaries or successors to disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Employee, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials, and materials or information displayed on Internet-related sites; provided that this provision will not apply to the extent the Company is seeking to enforce its rights under this Separation Agreement.

9. Non-Disclosure of Information. The Employee affirms that he has not, and will not, without the specific prior written consent of the Company, directly or indirectly, at any time after the date of this Separation Agreement, whether before or after the Separation Date, use on behalf of or divulge to any person or entity, any confidential or proprietary information of the Company or any related company (or any of their clients, suppliers, and vendors) concerning the business, affairs, or clients of the Company or any related company, including without limitation, client lists, customer records, names and addresses, financial documents and statistics, prices, contractual terms and arrangements, surveys and reports, market data, trade secrets, technical data, business or research plans and proposals, or any other information which may have commercial value to the Company, insofar as the same have come to the Employee’s knowledge during or as a result of his employment with the Company, all of which information is confidential and proprietary to the Company and will remain the sole and exclusive property of the Company. However, the Employee will have the right to use the generic knowledge and expertise he acquired during his employment with the Company so as to enable him to be otherwise gainfully employed within the Company’s industry. The Company also expressly acknowledges that the Employee may disclose such information as may be required by law or to comply with legal process, or any such information which is known to the general public or ascertainable from the public or from published information (other than as a result of the Employee’s unauthorized disclosure of such information).

10. Non-Solicitation and Return of Company Property. The Employee will not, for a period of twelve months commencing upon the Separation Date, either alone or with or for others, in whatever capacity, directly or indirectly, without first obtaining the Company’s written approval, (a) solicit, or attempt to solicit, or interfere with any business or services from any customers or clients of the Company or any related company (including without limitation, Golden TeleServices, Inc. and the Company’s affiliated operating companies in Russia, Ukraine, and Kazakhstan), whom the Employee personally served, whose accounts the Employee directly or indirectly supervised, or about whom the Employee was privy to privileged and confidential information, while employed by the Company, or (b) solicit, or attempt to solicit, for employment or any other consulting relationship, any employee holding a management position equal to or above a departmental “Manager” with, or any officer or director of, the Company or any related company (including without limitation, Golden TeleServices, Inc. and the Company’s affiliated operating companies in Russia, Ukraine, and Kazakhstan), who was employed by or provided services to the Company or any related company during the twelve-month period immediately prior to the Separation Date, and without regard to whether such employee, officer, or director continues to be employed by or provide services to the Company or any related company during the twelve-month non-solicitation period.

It is acknowledged and understood that by executing this Separation Agreement, the parties hereto regard the restrictions of this Section 10 to be reasonable and compatible with their respective rights.

To the extent not dealt with elsewhere in this Separation Agreement, the Employee will deliver promptly, but no later than the Separation Date, to the Company (and not keep in his possession or deliver to any other person or entity) any and all property belonging to the Company or any related company, including without limitation, computer hardware and software, palm pilots, pagers, other electronic equipment, credit cards, keys, records, data, notes, reports, correspondence, client files and information, confidential and/or proprietary information, and other documents or information (including any and all copies of such property).

11. Duty to Cooperate. Prior to the Separation Date, the Employee will provide full cooperation to the Company, any related company, and their counsels with respect to any matter, including without limitation, litigation, investigation, audit, or governmental proceeding, which relates to any matter with which the Employee was directly or indirectly involved while employed by the Company.

12. Injunctive Relief. The Employee acknowledges and understands that the remedy at law for his breach of Sections 8, 9, 10, or 11 above will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of Sections 8, 9, 10, or 11 above, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any further violation. Nothing in this Section 12 will be deemed to limit the Company’s remedies at law or in equity for any breach by the Employee of any of the parts of Sections 8, 9, 10, or 11 above which may be pursued or availed of by the Company.

13.. Judicial Modification. The Employee acknowledges that it is the intent of the parties hereto that the restrictions of Sections 8, 9, 10, or 11 above be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions in Sections 8, 9, 10, or 11 is for any reason held by an arbitrator or court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction will be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law.

14. Joint Communication. The Company shall make public on July 18 the Employee’s termination of employment by filing a Form 8-K with the U.S. Securities Exchange Commission, and, in the event of any press release, using the text in the form attached to this Separation Agreement that has been jointly agreed by the Chief Executive Officer of the Company and the Employee.

15. Arbitration. Any dispute or controversy between the Company and the Employee arising under this Separation Agreement will be settled by arbitration administered by the American Arbitration Association (“AAA”) in Arlington, Virginia pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration will be confidential, final, and binding to the fullest extent permitted by law. BOTH PARTIES HERETO WAIVE THEIR RIGHTS TO SEEK A REMEDY IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL. Notwithstanding the foregoing, to the extent there is no adequate remedy at law and injunctive relief only is sought, the parties hereto select state court in Arlington County, Virginia as the exclusive forum to resolve their disputes, and both parties submit to personal jurisdiction. Either party may be represented by an attorney or other selected representative, provided that each party will be responsible to pay its own attorneys’ or representation fees. The costs of the arbitration and filing fees will be paid by the Company.

16. Entire Agreement. This Separation Agreement contains the entire agreement between the Employee and the Company with respect to its subject matter, and supersedes all prior agreements and understandings, whether oral or written, including without limitation, the Agreement, between the Employee and the Company with respect to the subject matter of this Separation Agreement. Notwithstanding the foregoing, the Restricted Stock Agreement executed by Golden Telecom, Inc. and the Employee shall remain in full force and effect. This Separation Agreement may be amended only by an agreement in writing signed by both the Employee and the Company.

17. Equity Plan and Restricted Shares. For the avoidance of doubt, the Employee and the Company acknowledge and agree that, provided as of the Separation Date the Employee shall hold 3,201 (three thousand two hundred and one) vested shares of restricted stock and 2,299 (two thousand two hundred and ninety-nine) unvested shares of restricted shares of Golden Telecom, Inc. common stock; and the Employee acknowledges and agrees that the Employee’s right to all unvested shares of restricted stock held by the Employee as of the Separation Date shall immediately expire, be forfeited, and no longer be of any force or effect. The Employee and the Company acknowledge and agree that any sale, transfer or other disposition, and the validity, termination, and sale, of shares of restricted stock of Golden Telecom held by the Employee as of the Separation Date which are vested will be subject to disposition by the Employee in strict compliance with the 1999 GTI Equity Participation Plan, as amended on June 26, 2001, the Restricted Stock Agreement executed by the Company and the Employee as of July 21, 2005, and all applicable rules and regulations of the US Securities and Exchange Commission and other federal and state regulatory organs.

18. No Other Benefits. The Employee acknowledges and understands that the benefits provided for in this Separation Agreement are the only benefits to which the Employee is entitled, and are the only benefits the Employee will receive, as a result of the separation of his employment with the Company. The Employee further acknowledges and understands that the benefits provided for in this Separation Agreement are inclusive of, and exceed, any benefits to which the Employee is entitled from the Company pursuant to common law, statutory law, contract, or otherwise.

19. Severability. In the event that any of the provisions of this Separation Agreement, or the application of any such provisions to the Employee or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, the remaining portions of this Separation Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

20. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Separation Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Separation Agreement.

21. Governing Law. This Separation Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without giving effect to its conflict of laws principles.

22. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement.

HAVING READ AND UNDERSTOOD THIS SEPARATION AGREEMENT, AND HAVING CONSULTED COUNSEL OR VOLUNTARILY ELECTING NOT TO CONSULT SUCH COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO EXECUTE THIS SEPARATION AGREEMENT, IN WITNESS WHEREOF, the parties hereto have signed this Separation Agreement as of the date first written above.

Golden Telecom Group, Inc.	Derek A. Bloom
By: Name: Jean-Pierre Vandromme

Title: Chief Executive Officer

EXHIBIT A — MUTUAL RELEASE

FOR AND IN CONSIDERATION OF the terms and conditions of the Separation Agreement, dated as of July 14, 2006 (the “Separation Agreement”), by and between Derek A. Bloom (the “Employee”) and Golden Telecom Group, Inc. (the “Company”), Employee, on behalf of himself, his heirs, executors, administrators, successors, and assigns (collectively the “Employee Released Parties”), and the Company, and its respective current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (collectively the “Company Released Parties”) each expressly releases and discharges the other from any and all actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which either party has, or may hereafter have, against the other party or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof:. Employee understands and agrees that his release of the Company Released Parties includes but is not limited to:

(a) Any and all matters relating to the Employee’s employment by the Company and the cessation thereof, including claims of wrongful termination, defamation, infliction of emotional distress, and interference with contractual relationship;

(b) Any and all matters relating to the Employee’s employment agreement, or any other contract of employment between the Company and the Employee, whether oral or written, or actual or implied;

(c) Any and all matters relating to the Employee’s compensation or benefits, including wages, overtime, vacation, severance, bonuses, commissions, pensions, deferred compensation, or retirement benefits (except to the extent such individual items are already vested);

(d) Any and all matters relating to claims of discrimination, harassment, or retaliation based upon any trait protected by law, including age, national origin, citizenship, race, ethnicity, religion, gender, sexual orientation, physical or mental disability, marital status, or veteran status; and

(e) Any and all matters arising under any national, federal, state, provincial, municipal, or local statute, rule, or regulation, or principle of contract law or common law, including without limitation, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann. §§ 2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann. §§ 51.5-1 et seq., and any other equivalent or similar national, federal, state, provincial, municipal, or local statute.

Provided, however, that (i) the Employee Released Parties do not release or discharge the Company Released Parties from any obligations, payments, claims or causes of action which arise out of or in connection with the Separation Agreement or from any Losses arising under the ADEA which arise after the date on which the Employee executes this Mutual Release and (ii) the Company Released Parties do not release or discharge the Employee Released Parties from responsibility for criminal violations, fraud, embezzlement or breach of confidentiality provisions applicable to the Employee Released Parties. This Mutual Release will not release or discharge the Company Released Parties from any claims or causes of action which arise out of any rights which the Employee Released Parties may not legally waive. This Mutual Release includes claims which arise under the laws of the United States and its political subdivisions, and the laws of any other country or jurisdiction and its political subdivisions.

It is understood that nothing in this Mutual Release is to be construed as an admission on behalf of the Company Released Parties of any wrongdoing with respect to the Employee, any such wrongdoing being expressly denied.

The Employee represents and affirms that he has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim, or proceeding against the Company Released Parties before any national, federal, state, provincial, municipal, local, or other similar agency, court, or other body relating to his employment and the cessation thereof, and agrees not to voluntarily participate in such a proceeding. However, nothing in this Mutual Release shall preclude or prevent the Employee from filing a claim which challenges the validity of this Mutual Release solely with respect to the Employee’s waiver of any Losses arising under the ADEA.

The Employee agrees not to make any public statements in any form whatsoever to the media or any other public forum about the Company Released Parties or the Employee’s present or past employment relationship with the Company, including his role as Senior Vice President, General Counsel and Corporate Secretary of Golden Telecom, Inc., without the express advance written consent of the Company; provided, however, that sworn testimony or any communication which, in the opinion of the Employee’s legal counsel, is legally required, is excepted from this restriction; provided that the Employee shall provide the Company with immediate written notice if sworn testimony or any other communication is required.

The Employee and the Company respectively each represent and warrant that it fully understands the terms of this Mutual Release, that it has had the benefit of advice of counsel or has voluntarily not sought such advice, and that it knowingly and voluntarily, of its own free will without any duress, being fully informed and after due deliberation, accepts its terms and signs the same as its own free act. The Employee understands that as a result of executing this Mutual Release, he will not have the right to assert that the Company unlawfully terminated his employment or violated any of his rights in connection with his employment.

The Employee may take up to twenty-one (21) days to consider whether to execute this Mutual Release. Alternatively, having had the advice of counsel or having been encouraged to seek such counsel, which the Employee hereby acknowledges, the Employee knowingly waives the remainder of such twenty-one-day period. Upon the Employee’s execution of this Mutual Release, the Employee will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Employee must present written notice of such revocation to the Company’s Chief Executive Officer. If seven (7) days pass without receipt of such notice of revocation by the Company, this Mutual Release shall become binding and effective on the eighth (8th) day.

This Mutual Release shall be governed by the laws of the Commonwealth of Virginia without giving effect to its conflict of laws principles.

Derek A. Bloom

Date: July 14, 2006

Golden Telecom Group, Inc

By: Name: Jean-Pierre Vandromme	Date: July 14, 2006

Title: Chief Executive Officer